UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 31, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities

As previously reported in the Registrant’s Form 8-K filed on May 10, 2007, in February 2007, the board of directors of LECG Corporation (the “Registrant”) approved an action program intended to increase profitability and stockholder value.  This value recovery plan, announced on March 21, 2007 includes (i) expert headcount reductions, based on analysis of practice group and individual expert contribution margins, staff leverage, and the Registrant’s strategic direction, (ii) increased controls over general and administrative expenditures, including office closures, (iii) more stringent acquisition evaluation, and (iv) professional staff and administrative staff headcount reductions through both attrition and involuntary terminations.

In the quarter ended March 31, 2007, in connection with this value recovery plan, the Registrant recognized a restructuring charge totaling $1,638,000 related to the termination of 21 experts, which was comprised of (i) one-time termination benefits of $258,000, paid in the quarter ended June 30, 2007, (ii) the write-off of $936,000 of unamortized signing bonuses and (iii) the write-off of $444,000 of expert advances paid in excess of expert fees earned.  Items (ii) and (iii) are non-cash charges.  The total restructuring charge recognized in that quarter is reflected under “cost of services” in the Registrant’s condensed consolidated income statement included in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.  The Registrant also closed two offices during that quarter, but there were no costs associated with the closures included in the restructuring charge, as the closures coincided with the expiration of the respective lease terms.

In the quarter ended June 30, 2007, also in connection with the value recovery plan announced on March 21, 2007, the Registrant recognized a restructuring charge totaling $2,308,000 related to the termination of 26 experts, 56 professional staff, and four administrative staff, and the closure of three office. It also included $269,000 of additional one-time termination benefits for certain experts terminated in the quarter ended March 31, 2007.  This restructuring charge was comprised of (i) one-time termination benefits of $953,000, of which $508,000 was paid in the quarter ended June 30, 2007 and $445,000 will be paid in the quarter ending September 30, 2007, (ii) the write-off of $634,000 of unamortized signing bonuses, (iii) the write-off of $415,000 of expert advances paid in excess of expert fees earned, (iv) $302,000 of lease buyout and rent payments for office closures, of which $27,000 was paid in the quarter ended June 30, 2007 and $275,000 will be paid in the quarter ending September 30, 2007, and (v) other associated non-cash office closure costs of $4,000.  Items (ii), (iii) and (v) are non-cash charges.  The total restructuring charge of $2,308,000 for the quarter ended June 30, 2007 will be reflected in the Registrant’s condensed consolidated income statement for that quarter as follows: $1,436,000 in cost of services and $872,000 in general and administrative expenses.

As a result of the value recovery plan actions taken in the first quarter, the Registrant estimates that it will have annualized savings of approximately $4.0 million in salary and benefit costs from the termination of 21 experts.  As a result of the value recovery plan actions taken in the second quarter, the Registrant estimates that it will have annualized savings of approximately (i) $7.0 to $8.0 million in salary and benefit costs from the termination of 26 experts and 56 professional staff, and (ii) $760,000 in salary and benefit costs from the termination of four administrative staff.  The Registrant estimates that it will have annualized savings of $580,000 of rent expense following the closure of five offices.  The Registrant also expects to realize savings through overhead reductions associated with these actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ John C. Burke
John C. Burke Chief Financial Officer

Date:  July 31, 2007